Exhibit 2.3

Description of Disclosure Letters

The following lists the general subject matters of the disclosure letters delivered by Marshall & Ilsley Corporation (“MI Corp.” or “MI”) and Metavante Corporation (“MVT Corp.” or “MVT”) to WPM, L.P. (“Investor”) concurrently with entering into the investment agreement, dated April 3, 2007, among MI Corp., MVT Corp., Metavante Holding Company, Montana Merger Sub Inc. and Investor, which disclosure letters were omitted from Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. MI Corp. and MVT Corp. agree to furnish supplementally to the SEC, following request, a copy of each disclosure letter.

List of General Subject Matters under MI Corp. Disclosure Letter

Section 1.1	Continuing Business Agreements
Section 4.2(b)(i)	MI Option Plans and Restricted Stock Plans
Section 5.1	Conduct of Business
Section 6.21(c)	No Hire

List of General Subject Matters under MVT Corp. Disclosure Letter

Section 4.3(a)	Organization, Standing and Power; Subsidiaries
Section 4.3(d)	Reports and Financial Statements; No Undisclosed Liabilities
Section 4.3(f)	Litigation; Compliance with Laws
Section 4.3(g)	Absence of Certain Changes or Events
Section 4.3(i)	Intellectual Property
Section 4.3(k)	Certain Contracts
Section 4.3(l)	Employee Benefits
Section 4.3(n)	Insurance
Section 4.3(p)	Real Property
Section 5.1(g)	Capital Expenditure Plan
Section 5.1(i)	Compensation
Section 6.21(b)	MI Corp. Non-Solicitation
Section 7.1(i)	Banking Approval